Exhibit 99.1

RAINMAKER SYSTEMS COMPLETES ACQUISITION OF VIEWCENTRAL, INC.

Campbell, Calif. – September 19, 2006 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading provider of outsourced sales and marketing services, today announced the completion of its acquisition of the assets of privately held ViewCentral, Inc., of Mountain View, Calif., a leading provider of enterprise training and marketing program management solutions that generated approximately $3.8 million in revenue in 2005. The all-stock transaction, which closed on September 15, 2006, is valued at approximately $4.3 million and marks Rainmaker’s fourth acquisition in two years.

ViewCentral (www.viewcentral.com) specializes in event management solutions with a focus on training sales and management applications, as well as webinar and live seminar applications designed to help clients increase event attendance, nurture customer retention and maximize training revenue generated. A leader in its field, ViewCentral’s broad client base includes well-known corporations such as BEA Systems, Hyperion, Kemper Insurance, McAfee, McKesson, SSA Global and Xerox.

Rainmaker Systems’ CEO Michael Silton commented, “We view this acquisition as a win-win for both companies and our respective clients. ViewCentral’s proven performance and comprehensive offerings complements Rainmaker’s extensive suite of services and augments our Revenue Delivery Platform. Their services are a natural fit with Rainmaker’s existing solutions set, and we are thrilled to bring their high-caliber team and technology into our organization.” Silton continued, “In addition, ViewCentral has a customer base of more than 60 clients under annual contracts in high technology and financial services with very little overlap with Rainmaker’s customers, creating significant opportunity for cross selling of their training solutions into our installed base and our services to their clients.”

Under the terms of the agreement, Rainmaker issued 754,968 shares of common stock, representing approximately 5.5% of Rainmaker’s 13,845,000 common shares outstanding as of August 31, 2006, and assumed certain liabilities under ViewCentral’s customer contracts, purchase orders and office lease in exchange for substantially all of ViewCentral’s assets. The issued shares are subject to a lockup, with 304,738 shares available for sale after six months from closing, 304,737 shares available for sale after one year from closing, and 145,493 shares held in escrow for one year to satisfy post-closing adjustments, if any.

The acquisition of ViewCentral marks Rainmaker’s fourth successful acquisition, following the acquisitions of Sunset Direct, Launch Project, and Metrics Corporation. In connection with the acquisition, ViewCentral’s employees have now become employees of Rainmaker.

About Rainmaker Systems

Rainmaker Systems, Inc. is a leading provider of business-to-business sales and marketing services. Through the use of proprietary technology and enhanced data analytics, our solutions leverage integrated multi-channel communications to accelerate the sales process and achieve higher revenue for clients. Our core services include complete lead qualification and management, new product sales, channel enablement, subscription renewals, and service contract sales.

For more information, visit www.rmkr.com

NOTE: Rainmaker Systems, and the Rainmaker logo, are registered with the U.S. Patent and Trademark office. All other service marks or trademarks are the property of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

CONTACTS:

Steve Valenzuela	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
Rainmaker Systems, Inc.	MKR Group, LLC
(408) 626-2439	(818) 556-3700
steve.valenzuela@rmkr.com	ir@mkr-group.com